Prospectus Supplement No. 2 To Prospectus dated April 7, 2023	Filed Pursuant to Rule 424(b)(3) Registration No. 333-252241

Clever Leaves Holdings Inc.

Primary Offering of

17,777,361 Common Shares Issuable Upon Exercise of Warrants

125,370 Common Shares Issuable Upon Exercise of Options

Secondary Offering of

3,654,707 Common Shares
4,900,000 Warrants to Purchase Common Shares

4,900,000 Common Shares Issuable upon Exercise of Warrants

This Prospectus Supplement No. 2 supplements the Prospectus dated April 7, 2023 (the “Prospectus”) of Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form S-1 (File No. 333-252241). This Prospectus Supplement No. 2 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 2, 2023. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 2, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2023

Clever Leaves Holdings Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-39820	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bodega 19-B Parque Industrial Tibitoc P.H, Tocancipá - Cundinamarca, Colombia	Not Applicable
(Address of principal executive offices)	(Zip Code)

(561) 634-7430
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares without par value	CLVR	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one common share at an exercise price of $11.50	CLVRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in Item 5.07 below, at the annual meeting of shareholders of Clever Leaves Holdings Inc. (“Clever Leaves” or, the “Company”) held on June 2, 2023 (the “Annual Meeting”), Clever Leaves’ shareholders approved an amendment (the “Plan Amendment”) to the Company’s 2020 Incentive Award Plan (the “2020 Plan”). The board of directors of Clever Leaves had previously approved the amendment of the 2020 Plan on April 18, 2023, subject to shareholder approval (the 2020 Plan as so amended, the “Amended 2020 Plan”). The amendment increases the total number of common shares that may be delivered pursuant to awards granted under the 2020 Plan by 5,575,000 shares and imposes a minimum vesting period of one year on awards granted under the 2020 Plan (subject to certain specified exceptions).

A more detailed description of the 2020 Plan and the Plan Amendment was set forth in the Company’s definitive proxy statement on Schedule 14A, which was filed with the Securities and Exchange Commission on April 18, 2023 (the “Proxy Statement”), under the heading “Proposal 3: Amendment to the Company’s 2020 Incentive Award Plan” and is incorporated herein by reference. The foregoing summary and the summary set forth in the Proxy Statement do not purport to be a complete description of the 2020 Plan. They are qualified in their entirety by reference to the text of the 2020 Plan and the Plan Amendment, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 5.07. Submission of Matters to a Vote of Security Holders

As described above, the Company held the Annual Meeting on June 2, 2023. The following is a brief description of each proposal voted upon at the Annual Meeting and the final voting results for each such proposal. For more information about these proposals, please refer to the Proxy Statement.

Proposal 1: Election of Directors

The director nominees listed below were elected to serve on the Company’s Board of Directors for a term of one year. The results of the vote were as follows:

Name of Nominee	For	Withhold	Broker Non-Votes
Andrés Fajardo	13,303,438	275,562	9,976,652

Elisabeth DeMarse	8,376,120	5,202,880	9,976,652

Gary M. Julien	8,616,668	4,962,332	9,976,652

George J. Schultze	13,318,417	260,583	9,976,652

William Muecke	13,104,644	474,356	9,976,652

Proposal 2: Appointment of the Company’s Independent Registered Public Accounting Firm

The shareholders have appointed Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. The results of the vote were as follows:

For	Against	Abstain	Broker Non-Votes
23,351,991	80,449	123,212	0

Proposal 3: An Amendment to the Company’s 2020 Incentive Award Plan

The shareholders approved an amendment to the Company’s 2020 Incentive Award Plan. The results of the vote were as follows:

For	Against	Abstain	Broker Non-Votes
8,986,320	4,535,154	57,526	9,976,652

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Clever Leaves Holdings Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1 (File No. 333-252241) filed with the Commission by the Registrant on January 20, 2021).
10.2	Clever Leaves Holdings Inc. Amendment to the 2020 Incentive Award Plan
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clever Leaves Holdings Inc.

By:	/s/ Marta Pinto Leite
	Name:	Marta Pinto Leite
	Title:	General Counsel and Corporate Secretary

Date: June 2, 2023

Exhibit 10.2

AMENDMENT TO THE COMPANY’S 2020 INCENTIVE AWARD PLAN

This Amendment (this “Plan Amendment”) to the Clever Leaves Holdings Inc. 2020 Incentive Award Plan (as may be amended from time to time, the “2020 Plan”) is made as of June 2, 2023. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the 2020 Plan.

WHEREAS, Section 12.1(a) of the 2020 Plan permits the Board to amend the 2020 Plan, subject, in the case of certain amendments, including those increasing the number of shares available under the 2020 Plan, to the approval by the Company’s shareholders of such amendment;

WHEREAS, the Board desires to amend the 2020 Plan to increase the number of Shares available for grant under the 2020 Plan;

WHEREAS, the Board desires to incentivize service providers to remain in their positions with the Company by instituting a one-year minimum vesting requirement for Awards issued under the 2020 Plan (with certain exceptions);

WHEREAS, this Plan Amendment shall be submitted to the Company’s shareholders for approval, and shall become effective as of the date on which the Company’s shareholders approve such Plan Amendment (the “Amendment Effective Date”); and

WHEREAS, if the Company’s shareholders fail to approve this Plan Amendment, the 2020 Plan as in effect prior to the Amendment Effective Date shall continue in full force and effect;

NOW, THEREFORE, pursuant to Section 12.1(a) of the 2020 Plan, the 2020 Plan is hereby amended as follows, effective as of the Amendment Effective Date:

1.	The first sentence of Section 3.1(a) of the 2020 Plan is hereby amended to read as follows: “Subject to Sections 3.1(b) and 12.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 8,388,215, all of which may be issued in the form of Incentive Stock Options.”

2.	A new Section 3.2, titled “Minimum Vesting Period of One Year”, is hereby added to the 2020 Plan as follows: “In no event shall any Award granted under the Plan on or after the date on which the Company’s shareholders approve the amendment to the Plan pursuant to which this section 3.2 is added vest or otherwise become payable earlier than one year following the date on which such award is granted, other than as described in Section 12.2; provided, however that, notwithstanding the foregoing, the minimum vesting requirement of this Section 3.2 shall not apply to: (i) any Substitute Awards, (ii) any Awards delivered in lieu of fully-vested cash awards or payments, (iii) any Awards to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders, or (iv) any other Awards granted by the Committee from time to time that result in the issuance of an aggregate of up to 5% of the Shares available for issuance pursuant to Section 3.1(a), provided that, nothing in this Section 3.2 limits the ability of an Award to provide that such minimum vesting restrictions may lapse or be waived upon a Participant’s termination of service or death or disability.

3.	This Plan Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

4.	All terms and provisions of 2020 Plan not amended hereby shall remain in full force and effect. From and after the Amendment Effective Date, all references to the term “Plan” or “2020 Plan” in this Plan Amendment or the 2020 Plan shall include the terms contained in this Plan Amendment.